Exhibit 99.1

Cabaletta Bio Announces Pricing of Public Offering of Common Stock

PHILADELPHIA, May 17, 2023 — Cabaletta Bio, Inc. (“Cabaletta” or the “Company”) (Nasdaq: CABA), a clinical-stage biotechnology company focused on developing and launching the first curative targeted cell therapies for patients with autoimmune diseases, today announced the pricing of an underwritten public offering of 7,250,000 shares of its common stock at a public offering price of $12.00 per share.

Cabaletta also granted the underwriters a 30-day option to purchase up to an additional 1,087,500 shares of common stock at the public offering price, less underwriting discounts and commissions. The gross proceeds from the offering, before deducting underwriting discounts and commissions and offering expenses, are expected to be $87 million, excluding any exercise of the underwriters’ option to purchase additional shares. All of the shares in the offering are to be sold by Cabaletta. The offering is expected to close on May 22, 2023, subject to customary closing conditions.

TD Cowen, Evercore ISI and Guggenheim Securities are acting as joint book-running managers for the offering and H.C. Wainwright & Co. is acting as lead manager for the offering.

Cabaletta intends to use the net proceeds from the offering, together with existing cash and cash equivalents, primarily to fund the expanded clinical development of CABA-201 in multiple indications, to advance manufacturing capabilities in preparation for late-stage clinical trials and commercial readiness for CABA-201, and the ongoing development for its CAART programs, as well as for working capital and general corporate purposes.

The shares of common stock are being offered by Cabaletta pursuant a registration statement on Form S-3 that was previously filed with, and subsequently declared effective on April 26, 2023 by, the Securities and Exchange Commission (“SEC”). A preliminary prospectus supplement relating to and describing the terms of the offering will be filed with the SEC on May 18, 2023. The final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the prospectus supplement and accompanying prospectus relating to this offering, when available, may be obtained from Cowen and Company, LLC, 599 Lexington Avenue, New York, NY 10022, by email at Prospectus_ECM@cowen.com or by telephone at (833) 297- 2926, Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, New York 10055; by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com or Guggenheim Securities, LLC Attention: Equity Syndicate Department, 330 Madison Avenue, New York, NY 10017 by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of these securities under the securities laws of any such state or other jurisdiction.

About Cabaletta Bio

Cabaletta Bio (Nasdaq: CABA) is a clinical-stage biotechnology company focused on the discovery and development of engineered T cell therapies that have the potential to provide a deep and durable treatment for patients with autoimmune diseases. The CABA™ platform encompasses two strategies: the CARTA (chimeric antigen receptor T cells for autoimmunity) strategy, with CABA-201, a 4-1BB-containing fully human CD19-CAR T, as the lead product candidate being evaluated in systemic lupus erythematosus and myositis, and the CAART (chimeric autoantibody receptor T cells) strategy, with multiple clinical-stage candidates, including DSG3-CAART for mucosal pemphigus vulgaris and MuSK-CAART for MuSK myasthenia gravis.

Forward-Looking Statements

This press release contains “forward-looking statements” of Cabaletta within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements related to the anticipated timing for the closing of the public offering of shares; the potential for Cabaletta’s engineered T cell therapies to provide a deep and durable treatment for patients with autoimmune diseases; and the anticipated use of proceeds from the public offering and expected cash runway projection. These forward-looking statements include, but are not limited to, those relating to Cabaletta’s expectations regarding the completion, timing and size of the public offering and its expectations with respect to granting the underwriters a 30-day option to purchase additional shares. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward- looking statements. These risks and uncertainties related to completion of the public offering on the anticipated terms, or at all, include, but are not limited to, market conditions and the satisfaction of customary closing conditions related to the public offering. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Cabaletta’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Cabaletta’s most recent annual report on Form 10-K filed on March 16, 2023 and our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in Cabaletta’s other filings with the SEC, including those contained or incorporated by reference in the preliminary prospectus supplement related to the public offering to be filed with the SEC.

Contacts

Anup Marda

Chief Financial Officer

investors@cabalettabio.com

Sarah McCabe

Stern Investor Relations, Inc.

212-362-1200

sarah.mccabe@sternir.com